Exhibit 99.1

Interstate Power and Light Company An Alliant Energy Company

Corporate Headquarters 4902 North Biltmore Lane Madison, WI 53718-2148

News Release
FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145 Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company Prices Inaugural Public Offering of Green Bonds

$500 million in green bonds will be due in 2028

MADISON, Wis., Sept. 20, 2018 /PRNewswire/ — Interstate Power and Light Company (“IPL”), a wholly owned subsidiary of Alliant Energy Corporation (NYSE: LNT), announced the pricing of its inaugural public offering of $500 million aggregate principal amount of 4.100% senior debentures yesterday. An amount equal to or in excess of the net proceeds from the offering will be or have been used for the construction and development of wind and solar electric generating facilities. The senior debentures have an interest rate of 4.100% and will be due on September 26, 2028. The closing of the offering is expected to occur on September 26, 2018, subject to customary closing conditions.

The offering was marketed through a group of underwriters consisting of Goldman Sachs & Co. LLC, MUFG, and Wells Fargo Securities as joint book-running managers, and Comerica Securities, KeyBanc Capital Markets, US Bancorp, Mischler Financial Group, Inc., and Ramirez & Co., Inc. as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission (the “Commission”). Copies may be obtained from Goldman Sachs & Co. LLC by calling +1 (866) 471-2526, from MUFG by calling +1 (877) 649-6848, or from Wells Fargo Securities by calling +1 (800) 645-3751. Electronic copies of these documents will be available from the Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’sIowa utility subsidiary, Interstate Power and Light Company (IPL), utilizes the trade name of Alliant Energy (NYSE:LNT). The Iowa utility is based in Cedar Rapids, Iowa.

Forward-Looking Statements

This press release includes forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed offering, the anticipated use of proceeds from the sale of the senior debentures and other risks outlined in IPL’s public filings with the Commission, including IPL’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, IPL undertakes no obligation to update or revise its forward-looking statements.